CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Infrastructure Construction Corporation

We hereby consent to the use of our report dated September 2, 2009, except for footnote 20, which is dated March 25, 2010, with respect to the financial statements of China Infrastructure Construction Corporation in the Registration Statement on Form S-1 to be filed on or about March 26, 2010. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 26, 2010